                                                                    EXHIBIT 99.1

[LAKES ENTERTAINMENT, INC. LOGO]                   NEWS RELEASE
                                                   LAKES ENTERTAINMENT, INC.
                                                   130 CHESHIRE LANE
                                                   MINNETONKA, MN  55305
                                                   952-449-9092
                                                   952-449-9353 (FAX)
                                                   WWW.LAKESENTERTAINMENT.COM
                                                   TRADED: NASDAQ "LACO"

FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
Wednesday, March 17, 2004



                WORLD POKER TOUR EVENTS CONTINUE DRAMATIC GROWTH

   THE PARTYPOKER MILLION HOSTED BY PARTYPOKER.COM SETS RECORDS FOR NUMBER OF
                  ENTRIES, PRIZE MONEY AND FIRST PLACE PAYOUT

      546 PLAYERS CONTEND FOR $3,847,000 IN THE HIGH STAKES WPT TOURNAMENT


MINNEAPOLIS (MARCH 17, 2004)- The PartyPoker Million hosted by PartyPoker.com is the latest event on the WORLD POKER TOUR to demonstrate the effects of the television show's popularity. The PartyPoker Million set a new record for the highest number of entries and prize money ever for an event on the WORLD POKER TOUR.

546 players signed up for this week's event, which will culminate on March 18, 2004 with the filming of the Final Table for the WORLD POKER TOUR series on The Travel Channel. WORLD POKER TOUR airs every Wednesday night at 9 p.m. ET/PT on the network.

The increase in players catapults the total prize money to $3,847,000, including the $25,000 WPT contributed to the prize pool. With this large prize pool for the tournament, players down to 90th place will go home with a nice payday, and the winner will capture a top prize of $1,000,000, including a seat in the season finale WPT Championship in April at Bellagio, Las Vegas. Last year's champion, Howard Lederer from Las Vegas, NV, walked away with $263,850 when the prize pool totaled $1,013,800. The prize pool is determined by the number of players "buying in" to the tournament - in this case the entry fee is $7,000 per person.

"We at the WPT can't believe the increase in players for the PartyPoker Million. The fact that last year there were 177 players in this tournament is a testament to PartyPoker.com and its dedication to growing the event," said CEO of the World Poker Tour, Steve Lipscomb.

The World Poker Tour, approximately 80% owned by Lakes Entertainment, is a major television hit. More than five million people tune in each week to watch the high stakes drama of the tense competition where millions of dollars change hands across the table, all chronicled by "WPT Cams," that reveal the players' hidden cards. The show is the highest rated series in the history of The Travel Channel.

The dramatic increase in prize money at the PartyPoker Million is helping drive the WPT's total prize money for Season 2 to an estimated $30 million, triple the prize money in the previous season, which in turn is attracting many newcomers to the game of poker and to WPT tournaments.

The PartyPoker Million concludes Thursday. WPT fans on board the ship are welcome to come watch the action and see who will go home with the millions laid forth on the table before the final hand. The show begins at 8:00 PM Thursday, March 18th in the Vermeer Lounge on board the Holland America's "Ryndam" at sea along the Mexican Riviera. The next stop on the tour will be the World Poker Challenge at the Reno Hilton on March 30, 2004. To play in a WORLD POKER TOUR event, go to www.worldpokertour.com for the complete 2003-2004 Tournament Schedule and casino contacts. The WORLD POKER TOUR airs Wednesday nights at 9 p.m. ET/PT on The Travel Channel.

About The World Poker Tour

The World Poker Tour television series has captured millions of TV viewers thanks to its hallmarks--a blend of high caliber sports-style production shot from 17 different camera angles, expert commentary, cliffhanging "reality TV" drama and the WPT's signature "ace in the hole"--its revolutionary WPT Cams, that reveal the player's hidden cards, making it possible for audiences to feel like they're sitting in the seat making million dollar decisions on each hand. For information and media photos, go to www.media.worldpokertour.com. For information on the WORLD POKER TOUR, go to www.worldpokertour.com. Season 2 of the World Poker Tour is currently airing Wednesday nights at 9 p.m. E/T on Travel Channel.

The World Poker Tour is a joint venture between Steven Lipscomb and Lakes Entertainment, Inc., which owns approximately 80% of WPT. Lakes currently has development and management agreements with four separate Tribes for four new casino operations, one in Michigan, two in California and one with the Nipmuc Nation on the East Coast. In addition, Lakes Entertainment has agreements for the development of one additional casino on Indian-owned land in California through a joint venture with MRD Gaming, which is currently being disputed by the Tribe. Lakes Entertainment, Inc. common shares are traded on the Nasdaq National Market under the trading symbol "LACO".


The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plan for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; continued indemnification obligations to Grand Casinos; highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; and reliance on Lakes' management. For more information, review the Company's filings with the Securities and Exchange Commission.